EXHIBIT 99.2

CONTACT:	ICR, Inc.
Rachel Schacter/Allison Malkin
203-682-8200

FINAL FOR RELEASE

MOVADO GROUP, INC. ANNOUNCES A $0.75 PER SHARE SPECIAL CASH
DIVIDEND; BOARD ALSO APPROVES REGULAR QUARTERLY DIVIDEND

Paramus, NJ – November 28, 2012 -- Movado Group, Inc. (NYSE: MOV) today announced that on November 27, 2012, the Board of Directors approved payment of a special cash dividend of $0.75 for each share of the Company’s outstanding common stock and class A common stock.  This dividend will be paid on December 21, 2012 to all shareholders of record as of the close of business on December 10, 2012.

Also on November 27, 2012, the Board of Directors approved a regular quarterly cash dividend of $0.05 for each share of the Company’s outstanding common stock and class A common stock.  This dividend will also be paid on December 21, 2012 to all shareholders of record as of the close of business on December 10, 2012.

Efraim Grinberg, Chairman and Chief Executive Officer, stated, "We are continually focused on enhancing value for our shareholders and are pleased to announce a second special cash dividend this year for $0.75 per share.  The declaration of this special dividend reflects our Board’s continued confidence in both our financial position and brand strategies which continue to strengthen the Company.  Together with the other cash dividends previously paid this calendar year, including the May 2012 $0.50 special dividend, today’s announcement will result in total dividends of $1.45 per share paid to our shareholders in calendar year 2012.  This is consistent with our commitment to increase shareholder returns when both our performance and outlook create the appropriate opportunities."

Movado Group, Inc. designs, sources, and distributes MOVADO®, EBEL®, CONCORD®, ESQ® Movado, COACH®, TOMMY HILFIGER®, HUGO BOSS®, JUICY COUTURE® and LACOSTE® watches worldwide, and operates Movado company stores in the United States. Movado Group, Inc. also plans to launch a collection of SCUDERIA FERRARI® watches beginning in fiscal 2014.